Exhibit 10.1

Global Power Equipment Group Inc.

Amendment to Restricted Stock Unit Award Agreements

This Amendment amends each and every Restricted Stock Unit Award Agreement made by Global Power Equipment Group Inc. (the “Company”) that is outstanding as of July 27, 2010 (each an “RSU Agreement”).

Section 8(b) of each RSU Agreement, provides that the Company may, in its sole and absolute discretion, make such modifications with respect to the issuance of stock under the agreement as the Company reasonably deems necessary to comply with Section 409A of the Internal Revenue Code of 1986 and interpretative guidance thereunder. Pursuant to that authority, the Company hereby amends each RSU Agreement by adding, immediately after the original Section 2, a new Section 2A reading as follows:

“2A. Payment Date.

“(a) Except as provided in Section 2A(b), the Company will pay the RSU Shares underlying any RSUs that become vested in accordance with Section 4 of this Award Agreement and any Dividend Equivalents with respect to those vested RSUs on the first to occur of:

(i) the applicable Vesting Date for the RSUs provided in Section 4;

(ii) the occurrence of a Change of Control that is also a “change in the ownership,” a “change in the effective control,” or a “change in the ownership of a substantial portion of the assets” of the Company within the meaning of Section 409A of the Code; or

(iii) the Grantee’s “separation from service” within the meaning of Section 409A of the Code;

“(b) If (i) the RSUs (and any related Dividend Equivalents) become payable as a result of the Grantee’s separation from service (other than as a result of the Grantee’s death) and (ii) the Grantee is a “specified employee” at that time within the meaning of Section 409A of the Code (as determined pursuant to the Company’s policy for identifying specified employees), the Company will pay the RSU Shares (and any related Dividend Equivalents) to the Grantee on the first business day that is at least six months after the date of the Grantee’s separation from service (or upon the Grantee’s death if the Grantee dies before the end of that six-month period).

“(c) If there is any inconsistency between this Section 2A and any other provision of this Award Agreement, the provisions of this Section 2A will control.”

This Amendment is executed for the Company on this 27th day of July, 2010.

Global Power Equipment Group Inc.

By	/s/ Tracy Pagliara
Tracy Pagliara, General Counsel, Secretary and Vice President of Business Development